Asure Software Cancels Special Stockholders Meeting

AUSTIN, TX -- (Marketwire - June 01, 2009) - Asure Software (NASDAQ: ASUR) -- The Board of Directors has unanimously voted to cancel the Special Stockholders Meeting scheduled for June 2, 2009. The meeting was originally called for the purpose of allowing the stockholders to vote on the Board's proposal to privatize the company which, in the Board's estimation, would save the company in excess of $1 Million a year in expense for support and services related to being publicly traded and listed on NASDAQ. While there is in fact substantial Stockholder support for the Board's proposal, based on the total Stockholder Proxies received to date, it is apparent that the proposal will not receive sufficient votes to carry, due in large part to Stockholder concerns about the loss of liquidity. As a substantial majority of the Stockholders have now made their preference known, the Board has decided to cancel the meeting in order to save the associated expenses.

In addition, the company announced that it will hold its annual shareholder meeting on July 30, 2009.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company's securities on the NASDAQ Capital Market.

Investor contacts:
Jay Peterson
512-437-2476
jay_peterson@asuresoftware.com

Media contact:
Lisa Flynn
512-437-2678
lisa_flynn@asuresoftware.com